Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

MAWSON INFRASTRUCTURE GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.001 per share
Fees to Be Paid	Equity	Preferred stock, par value $0.001 per share
Fees to Be Paid	Debt	Debt Securities
Fees to Be Paid	Equity	Warrants
Fees to Be Paid	Equity	Units
Fees to Be Paid	Unallocated (Universal) Shelf		Rule 457(o)	(1)	(1)	$500,000,000	.0000927	$46,350

	Total Offering Amounts					$500,000,000		$46,350 (2)
Total Fees Previously Paid
Total Fee Offsets
	Net Fee Due							$46,350 (2)

(1)	We are registering an indeterminate aggregate principal amount and number of securities of each identified class of securities up to a proposed aggregate offering price of $500,000,000, which may be offered from time to time in unspecified numbers and at indeterminate prices, and as may be issued upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including under any applicable anti-dilution provisions. Separate consideration may or may not be received for any shares of common stock or preferred stock so issued upon conversion, redemption, repurchase or exchange. Pursuant to Rule 416(a) promulgated under the Securities Act, this registration statement also covers an indeterminate number of securities that may become issuable as a result of stock splits, stock dividends or similar transactions relating to the securities registered hereunder.
(2)	Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of Common Stock that are issued upon conversion of debt securities or Preferred Stock registered hereunder. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $500,000,000.